EXHIBIT 21

Subsidiaries of NextMart, Inc. (f/k/a Sun New Media Inc.)

NextMart, Inc. has the following subsidiary companies:

•

Sun New Media Group Limited;

•

SE Global Equity Inc;

•

SE Global Capital Inc;

•

Sun Global Marketing Network Limited;

•

Sun New Media Holdings Limited;

•

Telefaith Holdings Limited;

•

Magzone Asia Pte Ltd;

•

China Sports Television Production Limited.

 VIEs of NextMart, Inc.  (f/k/a Sun New Media Inc.)

•                  Sun China Media (Beijing) Technology Co., Ltd., a PRC company controlled through us by contract and is owned equally by Qiong Zhou and Jacob Di, both of whom are non-executive employees of the Company.

•                  Suizhou Focus Trading Development Co., Ltd., a PRC company controlled by us by contract and is engaged in marketing, information and technology services to beverage and electronic device distributors.  It is 60% owned by Qi Yang, one of our officers and 25% and 15% owned by Bingwei Wu and Quanyi Mao respectively, two non-executive employees of the Company.

•                  Shanghai Shengji Technology Co., Ltd, a PRC company controlled by us by contract, and is engaged in wireless mobile services. It is 40% owned by Hui Yan, 40% owned by Min Lin and 20% owned by Kezhou Luan, each a non-executive employee of the Company.

•                  Sun China Media (Beijing) International Advertising Co. Ltd, a PRC company controlled by us by contract which is engaged in the advertising business.  It is 70% owned by Qiong Zhou, and 30% owned by Guosheng Wang, both of whom are non-executive employees of the Company.

•                  Dragon List Co. Ltd, a PRC company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Sun Trade Media (Beijing) Co. Ltd, a PRC company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Sun Asia (Beijing) Investments Consultants Ltd, a PRC company controlled by us by contract and is engaged in the provision of consultancy services.  It is 60% owned by Qiong Zhou, and 40% owned by Bryan Li, both of whom are non-executive employees of the Company.

•                  NextMart Technology (Beijing) Co. Ltd, a PRC company controlled by us by contract and is engaged in software development.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Wuhan Xinda Weiye Trade and Development Co. Ltd, a PRC company controlled by us by contract and engaged in trading.  It is 40% owned by Jin Liu, 30% owned by Wanzhi Zhu and 30% owned by Mingde Jiang, all of whom are non-executive employees of the Company.

•                  Beijing Trans Global Logistics, a PRC company 80% by us by contract and engaged in trading.  It is 80% owned by Qiong Zhou, 10% owned by Yong Li and 10% owned by Mianchun Wang, Qiong Zhou is a non-executive employees of the Company.

•                  Naixiu Exhibition (Beijing) Co. Ltd, a PRC company that is controlled by us and owned 50% Li Yong and 50% by Wang Jinghchun. Li Yong and Wang Jingchun are non-executive employees of the Company.